Exhibit 5.1

+1 212 230 8800 (t)

+1 212 230 8888 (f)

wilmerhale.com

June 12, 2026

Climb Bio, Inc.

20 William Street, Suite 145

Wellesley Hills, Massachusetts 02481

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-283166) (the “Registration Statement”) filed by Climb Bio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, an indeterminate number of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $200,000,000, as set forth in the Registration Statement and the base prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated June 12, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale from time to time by the Company of shares of Common Stock with an aggregate offering price of up to $100,000,000 (the “Shares”).

The Shares are to be issued and sold by the Company pursuant to an Open Market Sale AgreementSM, dated June 12, 2026, between the Company and Jefferies LLC (the “Sales Agreement”). The Sales Agreement is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares pursuant to the Sales Agreement. We have examined and relied upon copies of the Registration Statement and the Prospectus, as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Sales Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company (including committees thereof) as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation of the Company and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Climb Bio, Inc. June 12, 2026 Page 2

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed that (i) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement; (ii) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance; and (iii) at the time of the issuance and sale of the Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We have assumed that there will not have occurred, prior to the date of issuance of the Shares, any change in law affecting the validity of such Shares and that at the time of the issuance and sale of the Shares, the Board of Directors of the Company (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Climb Bio, Inc. June 12, 2026 Page 3

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING

HALE AND DORR LLP